Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of FOMO Corp. on Form S-1 of our report dated April 6, 2021, which includes an explanatory paragraph as to the FOMO Corp.’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2020 and 2019, and the statements of operations, stockholders’ deficit and cash flows for each of the two years ended December 31, 2020.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

June 22, 2021

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665